Exhibit 99.1

Lands’ End Announces Third Quarter Fiscal 2021 Results

Net Revenue grew 4.4% compared to the same period last year

Net Income of $7.4 million, compared to a Net Income of $7.2 million in the same period last year

Adjusted EBITDA of $29.8 million at the high-end of outlook

Cyber Week Sales Increased High Single Digits over 2020

DODGEVILLE, Wis., December 2, 2021 (GLOBE NEWSWIRE) – Lands’ End, Inc. (NASDAQ: LE) today announced financial results for the third quarter ended October 29, 2021 and sales results for Cyber Week, and provided fourth quarter and an updated full year outlook.

Jerome Griffith, Chief Executive Officer, stated, “Our third quarter performance reflects the long-term strength and resiliency of our digitally led business model, as we navigated the dynamic global supply chain challenges while still delivering on our Adjusted EBITDA expectations. We achieved 4% topline growth in the third quarter, contributing to our 22% growth year-to-date. Our topline expansion drove Adjusted EBITDA at the high end of our outlook and growth of 129% year-to-date. For Cyber Week, which just concluded, our sales increased high single digits as a result of strong demand online and in store and our improved in-stock positions. We believe that the strong operating platform we have established combined with the ongoing progress across our four strategic growth pillars, including product, digital, uni-channel distribution and infrastructure, position us to drive growth over the next several years. We look forward to providing an update on our long-term goals in mid-January.”

Fiscal Third Quarter Financial Highlights:

•

For the third quarter, net revenue was $375.8 million, an increase of 4.4% from $360.0 million in the third quarter of fiscal 2020 and an increase of 10.5% from $340.0 million in the third quarter of fiscal 2019.

◦

Global eCommerce net revenue was $261.2 million, a decrease of 6.0% from $277.8 million in the third quarter of fiscal 2020 as a result of inventory constraints driven by supply chain challenges and an increase of 9.3% from $238.9 million in the third quarter of fiscal 2019. Compared to the third quarter of last year, U.S. eCommerce decreased 3.5% and International eCommerce decreased 15.7%. Compared to the third quarter of fiscal 2019, U.S. eCommerce increased 6.0% and International eCommerce increased 27.6%.

◦

Outfitters net revenue was $86.1 million, an increase of 38.9% from $62.0 million in the third quarter of fiscal 2020 and an increase of 3.4% compared to the third quarter of fiscal 2019. Compared to the third quarter last year, the increase was driven by stronger demand within the Company’s travel-related national accounts and school uniform customers.

◦

Third Party net revenue, which includes sales on third-party marketplaces and U.S. wholesale revenues, was $19.3 million in the third quarter compared to $12.0 million in the third quarter last year.  The $7.3 million increase was primarily attributable to growth in our Kohl’s partnership, including an expansion to 300 locations during the quarter, compared to 150 retail locations in third quarter 2020.

•	Gross margin was 44.4%, decreasing approximately 100 basis points compared to 45.4% in the third quarter of fiscal 2020. The Gross margin decrease was driven by increased shipping costs.

•

Selling and administrative expenses increased $2.5 million to $137.4 million or 36.6% of net revenue, compared to $134.9 million or 37.5% of net revenue, in the third quarter of last year. The approximately 90 basis point decrease was the result of leverage on higher sales and continued expense controls slightly offset by continued

investment in digital marketing. Selling and administrative expenses as a percentage of net revenue declined approximately 300 basis points compared with the third quarter of 2019.

•	Net income was $7.4 million or $0.22 per diluted share, as compared to net income of $7.2 million or $0.22 per diluted share in the third quarter of fiscal 2020.

•	Adjusted EBITDA was $29.8 million in the third quarter of fiscal 2021, an increase of $1.2 million compared to $28.6 million in the third quarter of fiscal 2020.

Fiscal Third Quarter Business Highlights:

•	Year to Date total Global eCommerce new customer growth was 11% and total customer growth was 7%.
•	Recovery in Outfitters business exceeded expectations led by travel-related national accounts and school uniform customers.
•	Expanded product assortment offered in an additional 150 Kohl’s retail locations, for a total of 300 locations.

Balance Sheet and Cash Flow Highlights

Net cash used in operations was $6.4 million for the 39 weeks ended October 29, 2021, compared to Net cash used in operations of $26.1 million for the 39 weeks ended October 30, 2020.

Inventories, net, were $479.8 million as of October 29, 2021, and $499.8 million as of October 30, 2020.

As of October 29, 2021, the Company had $70.0 million of borrowings and $183.6 million of availability under its asset-based senior secured credit facility. Additionally, as of October 29, 2021, the Company had $261.3 million of Term Loan Facility debt.

Outlook

Jim Gooch, President and Chief Financial Officer, stated, “We delivered encouraging results in the third quarter, given the challenging environment. We have taken numerous actions to expedite receipts, and despite supply chain delays, which negatively impacted our in-stock position and sales early in the fourth quarter, we recovered our in-stock position to historical levels heading into Cyber Week. With these actions, we believe our inventory is positioned well for the remainder of this year and as we head into 2022. Consumer demand for our brand remains strong, and we are confident in the long-term health of our business and the growth opportunities that lie ahead.  We look forward to sharing more details on our path forward when we announce our updated long-term targets.”

For the fourth quarter of fiscal 2021 the Company now expects:

•	Net revenue to be between $560.0 million and $575.0 million, which is a 4% to 7% increase compared to the prior year.
•	Net income to be between $9.0 million and $12.0 million, and diluted earnings per share to be between $0.27 and $0.36.
•	Adjusted EBITDA in the range of $31.0 million to $35.0 million.
◦

Fourth quarter guidance assumes an incremental $15 million in expense for added supply chain costs expected during the quarter, based on the Company’s current visibility into higher shipping costs, shipping delays and port congestion.

For fiscal 2021 the Company now expects:

•	Net revenue to be between $1.640 billion and $1.655 billion.
•	Net income to be between $35.0 million and $38.0 million, and diluted earnings per share to be between $1.04 and $1.13.
•	Adjusted EBITDA in the range of $124.5 million to $128.5 million.
•	Capital Expenditures of approximately $26.0 million.

For purposes of this release, Cyber Week is defined as Wednesday, November 24th, through Tuesday, November 30th.

Conference Call

The Company will host a conference call on Thursday, December 2, 2021, at 8:30 a.m. ET to review its third quarter financial results and related matters. The call may be accessed through the Investor Relations section of the Company’s website at http://investors.landsend.com or by dialing (866) 753-5836.

About Lands’ End, Inc.

Lands’ End, Inc. (NASDAQ:LE) is a leading uni-channel retailer of casual clothing, accessories, footwear and home products. Operating out of America’s heartland, we believe our vision and values make a strong connection with our core customers. We offer products online at www.landsend.com, on third party online marketplaces and through our own Company Operated stores, as well as third-party retail locations. We are a classic American lifestyle brand with a passion for quality, legendary service and real value, and seek to deliver timeless style for women, men, kids and the home.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties, including statements regarding the Company’s assessment of the long-term strength and resiliency of its business model; the Company’s assessment of its strategy, business and prospects for future growth; the Company’s plan to update its long-term goals and outlook in January 2022; the Company’s assessment of the strength of customer demand for its brand, confidence in the long-term health of its business and growth opportunities; the Company’s belief that its inventory is well positioned for the rest of the year and as it heads into 2022; and the Company’s outlook and expectations as to net revenue, net income, earnings per share and Adjusted EBITDA for the fourth quarter of fiscal 2021 and for the full year of fiscal 2021, the estimate of the incremental expense of supply chain costs in the fourth quarter of fiscal 2021, and capital expenditures for fiscal 2021. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the impact of COVID-19 on operations, customer demand and the Company’s supply chain, as well as its consolidated results of operation, financial position and cash flows; further disruption in the Company’s supply chain, including with respect to its distribution centers, third-party manufacturing partners and logistics partners, caused by limits in freight capacity, port congestion, other logistics constraints, and closure of certain manufacturing facilities and production lines due to COVID-19 and other global economic conditions; the Company may be unsuccessful in implementing its strategic initiatives, or its initiatives may not have their desired impact on its business; the Company’s ability to offer merchandise and services that customers want to purchase; changes in customer preference from the Company’s branded merchandise; the Company’s results may be materially impacted if tariffs on imports to the United States increase and it is unable to offset the increased costs from current or future tariffs through pricing negotiations with its vendor base, moving production out of countries impacted by the tariffs, passing through a portion of the cost increases to the customer, or other savings opportunities; customers’ use of the Company’s digital platform, including customer acceptance of its efforts to enhance its eCommerce websites, including the Outfitters website; customer response to the Company’s marketing efforts across all types of media; the Company’s maintenance of a robust customer list; the Company’s retail store strategy may be unsuccessful; the Company’s relationship with Kohl’s may not develop as planned or have its desired impact; the Company’s dependence on information technology and a failure of information technology systems, including with respect to its eCommerce operations, or an inability to upgrade or adapt its systems; fluctuations and increases in costs of raw materials as well as fluctuations in other production and distribution-related costs; impairment of the Company’s relationships with its vendors; the Company’s failure to maintain the security of customer, employee or company information; the Company’s failure to compete effectively in the apparel industry; legal, regulatory, economic and political risks associated with international trade and those markets in which the Company conducts business and sources its merchandise; the Company’s failure to protect or preserve the image of its brands and its intellectual property rights; increases in postage, paper and printing costs; failure by third parties who provide the Company with services in connection with certain aspects of its business to perform their obligations; the Company’s failure to timely and effectively obtain shipments of products from its vendors and deliver merchandise to its customers; reliance on promotions and markdowns to encourage customer purchases; the Company’s failure to efficiently manage inventory levels; unseasonal or severe weather conditions; the adverse effect on the Company’s reputation if its independent vendors do not use ethical business practices or comply with applicable laws and regulations; assessments for additional state taxes; incurrence of charges due to impairment of goodwill, other intangible assets and long-lived assets; the impact on the Company’s business of adverse worldwide economic and market conditions, including economic factors that negatively impact consumer spending on discretionary items; potential indemnification liabilities to Sears Holdings pursuant to the separation and distribution agreement in connection with the Company’s separation from Sears Holdings; the ability of the Company’s principal shareholders to exert substantial influence over the Company; potential liabilities under fraudulent conveyance and transfer laws and legal capital requirements; and other risks, uncertainties and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2021. The Company intends the forward-looking statements to speak only as of the time made and does not undertake to update or revise them as more information becomes available, except as required by law.

CONTACTS

Lands’ End, Inc.

James Gooch

President and Chief Financial Officer

(608) 935-9341

Investor Relations:

ICR, Inc.

Jean Fontana

(646) 277-1214

Jean.Fontana@icrinc.com

-Financial Tables Follow-

LANDS’ END, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share data)	October 29, 2021	October 30, 2020	January 29, 2021*
ASSETS
Current assets
Cash and cash equivalents	$37,926	$56,137	$33,933
Restricted cash	1,983	2,135	1,861
Accounts receivable, net	44,078	34,238	37,574
Inventories, net	479,793	499,759	382,106
Prepaid expenses and other current assets	41,418	52,731	40,356
Total current assets	605,198	645,000	495,830
Property and equipment, net	133,572	149,342	145,288
Operating lease right-of-use asset	32,782	36,699	35,475
Goodwill	106,700	106,700	106,700
Intangible asset, net	257,000	257,000	257,000
Other assets	4,512	5,413	5,215
TOTAL ASSETS	$1,139,764	$1,200,154	$1,045,508
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$13,750	$13,750	13,750
Accounts payable	184,569	174,061	134,007
Lease liability - current	5,609	5,359	5,183
Other current liabilities	142,828	147,903	161,982
Total current liabilities	346,756	341,073	314,922
Long-term borrowings on ABL Facility	70,000	155,000	25,000
Long-term debt, net	237,245	248,700	245,632
Lease liability - long-term	34,092	39,169	37,811
Deferred tax liabilities	47,325	65,800	47,346
Other liabilities	5,834	5,487	5,094
TOTAL LIABILITIES	741,252	855,229	675,805
Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 authorized: 480,000 shares; issued and outstanding: 32,983, 32,608 and 32,614, respectively	330	326	326
Additional paid-in capital	372,313	366,959	369,372
Retained earnings (accumulated deficit)	37,485	(8,701)	11,226
Accumulated other comprehensive (loss)	(11,616)	(13,659)	(11,221)
TOTAL STOCKHOLDERS' EQUITY	398,512	344,925	369,703
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,139,764	$1,200,154	$1,045,508

*Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2021.

LANDS’ END, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(in thousands, except per share data)	October 29, 2021	October 30, 2020	October 29, 2021	October 30, 2020
Net revenue	$375,843	$359,982	$1,081,249	$889,073
Cost of sales (excluding depreciation and amortization)	209,028	196,527	588,908	496,041
Gross profit	166,815	163,455	492,341	393,032

Selling and administrative	137,408	134,890	399,579	352,164
Depreciation and amortization	9,788	9,627	29,483	27,791
Other operating expense, net	140	255	583	7,913
Operating income	19,479	18,683	62,696	5,164
Interest expense	8,334	9,005	26,231	19,232
Other (income) expense, net	(171)	(250)	(461)	910
Income (loss) before income taxes	11,316	9,928	36,926	(14,978)
Income tax expense (benefit)	3,917	2,752	10,667	(5,887)
NET INCOME (LOSS)	$7,399	$7,176	$26,259	$(9,091)
NET INCOME (LOSS) PER COMMON SHARE
Basic:	$0.22	$0.22	$0.80	$(0.28)
Diluted:	$0.22	$0.22	$0.78	$(0.28)

Basic weighted average common shares outstanding	32,981	32,605	32,910	32,551
Diluted weighted average common shares outstanding	33,698	33,248	33,708	32,551

Use and Definition of Non-GAAP Financial Measures

Adjusted EBITDA - In addition to our Net income (loss) determined in accordance with GAAP, for purposes of evaluating operating performance, the Company uses an Adjusted EBITDA metric. Adjusted EBITDA is computed as Net income (loss) appearing on the Condensed Consolidated Statements of Operations net of Income tax expense/(benefit), Interest expense, Depreciation and amortization and certain significant items as set forth below. Our management uses Adjusted EBITDA to evaluate the operating performance of our business for comparable periods, as well as the basis for an executive compensation metric. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Adjusted EBITDA should not be used by investors or other third parties as the sole basis for formulating investment decisions as it excludes several important cash and non-cash recurring items.

While Adjusted EBITDA is a non-GAAP measurement, management believes that it is an important indicator of operating performance, and useful to investors, because:

•	EBITDA excludes the effects of financings, investing activities and tax structure by eliminating the effects of interest, depreciation and income tax.
•

Other significant items, while periodically affecting our results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of results. We have adjusted our results for these items to make our statements more comparable and therefore more useful to investors as the items are not representative of our ongoing operations.

◦	For the 13 weeks and 39 weeks ended October 30, 2020 we excluded the impact of corporate restructuring which includes severance for the reduction in corporate positions in the Second Quarter 2020.
◦	For the 39 weeks ended October 30, 2020 we excluded the impact of non-cash write-down of goodwill and certain long-lived assets.
◦	For the 13 weeks and 39 weeks ended October 29, 2021 and October 30, 2020 we excluded amortization of transaction related costs associated with Third Party channel.
◦

For the 13 and 39 weeks ended October 29, 2021 and October 30, 2020 we excluded the impacts of loss on property and equipment as management considers the gains or losses on asset valuation to result from investing decisions rather than ongoing operations.

Reconciliation of Non-GAAP Financial Information to GAAP

(Unaudited)

	13 Weeks Ended
	October 29, 2021		October 30, 2020
(in thousands)	$’s	% of Net revenue	$’s	% of Net revenue
Net income	$7,399	2.0%	$7,176	2.0%
Income tax expense	3,917	1.0%	2,752	0.8%
Other (income), net	(171)	(0.0)%	(250)	(0.1)%
Interest expense	8,334	2.2%	9,005	2.5%
Operating income	19,479	5.2%	18,683	5.2%
Depreciation and amortization	9,788	2.6%	9,627	2.7%
Corporate restructuring	—	—%	16	0.0%
Other	344	0.1%	132	0.0%
Loss on disposal of property and equipment	140	0.0%	107	0.0%
Adjusted EBITDA	$29,751	7.9%	$28,565	7.9%

	39 Weeks Ended
	October 29, 2021		October 30, 2020
(in thousands)	$’s	% of Net revenue	$’s	% of Net revenue
Net income (loss)	$26,259	2.5%	$(9,091)	(1.0)%
Income tax expense (benefit)	10,667	0.9%	(5,887)	(0.7)%
Other (income) expense, net	(461)	(0.0)%	910	0.1%
Interest expense	26,231	2.4%	19,232	2.2%
Operating income	62,696	5.8%	5,164	0.6%
Depreciation and amortization	29,483	2.7%	27,791	3.1%
Corporate restructuring	—	—%	2,941	0.3%
Goodwill and long-lived asset impairment	—	—%	3,844	0.4%
Other	844	0.1%	132	0.0%
Loss on disposal of property and equipment	583	0.1%	994	0.1%
Adjusted EBITDA	$93,606	8.7%	$40,866	4.6%

Fourth Quarter Fiscal 2021 Guidance	13 Weeks Ended
(in millions)	January 28, 2022
Net income	$9.0	—	$12.0
Depreciation, interest, other income, taxes and other adjustments	22.0	—	23.0
Adjusted EBITDA	$31.0	—	$35.0

Fiscal 2021 Guidance	52 Weeks Ended
(in millions)	January 28, 2022
Net income	$35.0	—	$38.0
Depreciation, interest, other income, taxes and other adjustments	89.5	—	90.5
Adjusted EBITDA	$124.5	—	$128.5

LANDS’ END, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	39 Weeks Ended
(in thousands)	October 29, 2021	October 30, 2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$26,259	$(9,091)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	29,483	27,791
Amortization of debt issuance costs	2,358	2,291
Loss on disposal of property and equipment	583	994
Stock-based compensation	8,043	6,743
Deferred income taxes	80	7,979
Goodwill impairment	—	3,300
Other	(1,097)	326
Change in operating assets and liabilities:
Accounts receivable, net	(7,219)	17,289
Inventories, net	(98,391)	(123,811)
Accounts payable	51,152	20,104
Other operating assets	95	(16,151)
Other operating liabilities	(17,700)	36,172
Net cash used in operating activities	(6,354)	(26,064)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(18,739)	(25,638)
Net cash used in investing activities	(18,739)	(25,638)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under ABL Facility	140,000	230,000
Payments of borrowings under ABL Facility	(95,000)	(75,000)
Proceeds from issuance of long term debt, net	—	266,750
Principal payments on long-term debt, net	(10,313)	(385,388)
Payments for taxes related to net share settlement of equity awards	(5,098)	(438)
Payment of debt-issuance costs	(1,161)	(5,080)
Net cash provided by financing activities	28,428	30,844
Effects of exchange rate changes on cash, cash equivalents and restricted cash	780	(167)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	4,115	(21,025)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	35,794	79,297
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$39,909	$58,272
SUPPLEMENTAL CASH FLOW DATA
Unpaid liability to acquire property and equipment	$2,836	$2,620
Income taxes paid, net of refunds	$23,570	$257
Interest paid	$23,972	$11,334
Lease liabilities arising from obtaining operating lease right-of-use assets	$1,161	$3,525